Number: BC1260079

CERTIFICATE
OF
CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that NAQI LOGICS INC. changed its name to NAQI LOGIX INC. on September 23, 2020 at 01:28 PM Pacific Time.

Issued under my hand at Victoria, British Columbia
On September 23, 2020

CAROL PREST
Registrar of Companies
Province of British Columbia
Canada

ELECTRONIC CERTIFICATE